Exhibit (e)(2)

AMENDMENT TO

UNDERWRITING AGREEMENT

THIS AGREEMENT, dated as of October 10, 2011, is entered into by and between InvestEd Portfolios, (f/k/a Waddell & Reed InvestEd Portfolios) (hereinafter the “Trust”), a Delaware statutory trust, and Waddell & Reed, Inc. (hereinafter “W&R”), a Delaware corporation.

WHEREAS, the Board of Trustees approved a name change of the Trust from Waddell & Reed InvestEd Portfolios, a Delaware statutory trust to InvestEd Portfolios, a Delaware statutory trust; and

WHEREAS, an Amendment to the Certificate of Trust was filed in the State of Delaware, Secretary of State, Division of Corporations, under File Number 4645373 on September 19, 2011 that formally changed said Trust name; and

WHEREAS, all other terms and conditions of said Underwriting Agreement dated April 30, 2009 shall as remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly effective as of October 10, 2011.

INVESTED PORTFOLIOS

By:	/s/ Henry J. Herrmann
Henry J. Herrmann, President

ATTEST:

By:	/s/ Mara D. Herrington
Mara D. Herrington, Secretary

WADDELL & REED, INC.

By:	/s/ Thomas W. Butch
Thomas W. Butch, President

ATTEST:

By:	/s/ Wendy J. Hills
Wendy J. Hills, Secretary